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                                                                                           Exhibit 8.1


          Subsidiary               Jurisdiction of Incorporation               Main Activity
          -----------              ------------------------------              -------------
 BBVA Brokerage                           Republic of Chile               Stock Exchange Brokerage
 BBVA Advisory                            Republic of Chile                  Financial Advisory
 BBVA Residential Leasing                 Republic of Chile          Leasing of Residential Properties
 BBVA Fund Manager                        Republic of Chile             Mutual, Investment and Other
                                                                            Fund Administrators
 BBVA Insurance Brokerage                 Republic of Chile                 Insurance Brokerage
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